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EXHIBIT 3(i)(C)

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ALLSTATE LIFE INSURANCE CORPORATION OF NEW YORK

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

The undersigned, being the Chairman of the Board of Directors and President and the Vice President, General Counsel and Secretary of Allstate Life Insurance Corporation of New York, do hereby certify and set forth:

{1}    The name of the corporation is Allstate Life Insurance Corporation of New York.

{2}    The Certificate of Incorporation of the corporation was filed with the New York State Insurance Department ("NYSID") on January 25, 1967. The Certificate of Incorporation was restated on May 16, 1978 (pursuant to Section 1206 of the Insurance Law and Section 807 of the Business Corporation Law). A Certificate of Amendment to the Restated Certificate of Incorporation was filed with the NYSID on January 18, 1995, amending Section 2.

{3}    The following amendment to Section 2 of the Certificate of Incorporation will read as follows:

          SECOND: The principal office of the Corporation shall be located in the County of Suffolk, State of New York.

{4}    The amendment of the Certificate of Incorporation was approved by the Board of Directors at the Special Meeting that was held on May 22, 2003.

        IN WITNESS WHEREOF, the undersigned has executed and signed this Certificate of Amendment and affirmed it as true under penalty of perjury this 28thday of May, 2003.

/s/ Casey J. Sylla Casey J. Sylla Chairman of the Board and President
/s/ Michael J. Velotta Michael J. Velotta Vice President, General Counsel and Secretary
Sworn to before me this 28th day of May, 2003
/s/ Barbara G. Green Barbara G. Green Notary Public

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CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION OF ALLSTATE LIFE INSURANCE CORPORATION OF NEW YORK UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW